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                                                                    Exhibit 10.3

                              AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made in Medina, Ohio and is entered into on this 30th day of April, 1997, and effective as of April 1, 1997, by and between Corrpro Companies, Inc., an Ohio corporation (the "Company"), and David H. Kroon ("Executive") and amends and restates in its entirety the Employment Agreement executed June 11, 1993 by and between the Company and Executive.

                                   WITNESSETH:

         WHEREAS, the Company and Executive are parties to an Employment Agreement executed June 11, 1993 (the "Original Employment Agreement"); and

         WHEREAS, the parties now desire to enter into this Agreement which shall supersede the Original Employment Agreement in its entirety;

         NOW THEREFORE, in consideration of the recitals, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the parties agree as follows:

         SECTION 1 - TERM AND DUTIES.
         ---------   ----------------

         (a) The Company employs Executive under this Agreement, effective April 1, 1997 and ending on March 31, 1998 unless sooner terminated in accordance with the provisions of this Agreement.

         (b) During his employment pursuant to this Agreement, Executive shall serve as Executive Vice


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                  President of the Company and shall be responsible for the
                  duties attendant to such office, which duties will be generally consistent with his position as an executive officer of the Company. Executive shall report to the Chief Executive Officer, shall retain the right to perform the duties of Executive Vice President and shall serve at the direction of the Board of Directors of the Company.

         SECTION 2 - COMPENSATION AND BENEFITS.
         ---------   --------------------------

         (a) During his employment pursuant to this Agreement, Executive shall receive an annual base salary of one hundred fifty five thousand Dollars ($ 155,000.00) as compensation for his services to the Company (the "Base Compensation"), such compensation to be payable in regular installments in accordance with standard Company policy.

         (b) During his employment pursuant to this Agreement, and except as otherwise expressly provided in this Agreement, Executive shall be entitled to participate on substantially the same terms as other Senior Level Executives (all persons with the title Vice President and above employed by the Company) in all employee benefit and executive benefit plans, pension plans, medical benefit plans, group life insurance plans, hospitalization plans, or other employee welfare plans that the Company may adopt from time to time during Executive's employment pursuant to this Agreement, and as such plans may be modified, amended, terminated, or replaced from time to time. In addition, Executive shall receive such other compensation as the Board of Directors of the Company (or a committee thereof designated by the Board) may from time to time determine to pay Executive whether in the form of bonuses, stock options, incentive compensation or otherwise.

         (c) During his employment pursuant to this Agreement, and except as otherwise provided in this Agreement, Executive shall be entitled to participate on substantially the same terms and


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                  conditions as other Senior Level Executives in all fringe
                  benefits provided such personnel, including but not limited to, vacation, sick pay, and company car.

         SECTION 3 - TIME COMMITMENT AND PERFORMANCE. Executive shall devote his best efforts and all of his business time, attention, and skill to the business and the operations of the Company and shall perform his duties and conduct himself at all times in a manner consistent with his appointment as Executive Vice President of the Company; except, however, Executive may serve on corporate, civic, or charitable boards or committees provided that he advises the Board of Directors of the Company of all such service, and provided, further, that if such service shall require a substantial commitment (as such term may be defined by the Board from time to time) by Executive, such service must be approved in advance, in writing, by the Board, such approval not to be unreasonably withheld.

         SECTION 4 - COMPETITIVE ACTIVITY. From the effective date of this Agreement and one (1) year following the later of (i) termination of Executive's employment with the Company, or (ii) termination of any consulting agreement which the parties may enter into subsequent to termination of Executive's employment, Executive will not, directly or indirectly, either for himself or on behalf of any other corporation, partnership, person, group, or entity:

         (a) enter into any contract or agreement, or own, directly or indirectly, any interest in, or engage in or conduct in any manner or capacity (whether as shareholder, consultant, advisor, principal, agent, partner, officer, director, employee, or otherwise), any business competitive with any line of business then being conducted or planned to be conducted by the Company;

         (b) attempt to divert or take away, in any manner, the business or patronage of any customer or potential customer of the Company or otherwise take from or deprive the Company of any business opportunity;



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         (c)      attempt to hire or employ, whether as an employee, agent,
                  independent contractor or otherwise, any employees of the Company; or

         (d) materially interfere, in any manner, with the business, trade, good will or customers of the Company.

         For purposes of this Section 4, there shall be disregarded any interest of Executive arising solely from the ownership of less than a five percent (5%) equity interest in a corporation whose stock is regularly traded on any national securities exchange or regularly traded in the over-the-counter market.

         SECTION 5 - PROPRIETARY INFORMATION. During his employment pursuant to this Agreement and at any time thereafter, Executive shall not disclose, or cause to be disclosed in any manner, to any corporation, partnership, person, group, or entity (other than the Company or its authorized employees or representatives) or otherwise use for any purpose other than the Company's business, any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following:

         (a)      The Company's customer or prospective customer lists;

         (b) information concerning the Company's promotional, pricing, or marketing practices;

         (c)      the Company's business records; and

         (d) the Company's trade secrets and other confidential and proprietary information.

         Upon termination of employment under any circumstances, Executive or his estate or representatives, shall promptly return to the Company all property of the Company including any and all electronic devices and related data storage devices and shall destroy or erase any data which cannot be returned. This
Section 5 shall survive the termination of this Agreement.

         SECTION 6 - COMPENSATION DURING DISABILITY. Executive shall receive his Base Compensation during the first ninety (90) business days of absence due to Disability (as hereinafter defined)


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In the event of Executive's Disability and a determination by the Board of
Directors that no reasonable accommodations for the disability can be made, the Company may terminate Executive's employment under this Agreement. If the Company terminates Executive's employment under this Agreement because of Executive's Disability, the Company shall pay to Executive the amounts, and provide to Executive the benefits, specified in Section 7 hereof. The amount of benefits to be paid by the Company to Executive under this Section 6 or under
Section 7 shall be reduced by any amount paid or to be paid pursuant to Company sponsored disability plans. For purposes of this Agreement, "Disability" shall mean Executive's inability, through physical or mental illness or accident or other cause, to perform his major and substantial duties on a full time basis as determined by a physician hired by the Board of Directors for this purpose (the "Company Physician"). If the physician regularly attending Executive (the "Executive Physician") disagrees with the opinion of the Company Physician, the Company Physician and the Executive Physician shall choose a third consulting physician (the expense of which shall be borne by the Company), and the written opinion of the third consulting physician shall be conclusive as to such disability. In conjunction with this Section 6, Executive consents to such examination, to furnish any medical information requested by any examining physician, and to waive any applicable physician-patient privilege that may arise because of such examination. All physicians, except the Executive Physician, selected hereunder must be board-certified in the specialty most closely related to the nature of the disability alleged to exist.

         SECTION 7 - RESIGNATION DUE TO COMPANY FAILING TO HONOR ITS OBLIGATIONS AND TERMINATION WITHOUT GOOD CAUSE OR DUE TO DISABILITY. Anything to the contrary contained in this Agreement notwithstanding, (i) if the Company (a) fails to honor any of its obligations under this Agreement, and if the Company does not cure the determined failure within thirty (30) days after a determination of a failure in accordance with the procedures set forth below and if as a result Executive resigns his employment with the Company or (b) assigns duties to Executive materially inconsistent with


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Executive's position, authority, duties or responsibilities as contemplated by
Section 1(b) of this Agreement which results in a material diminution of the position, authority, duties or responsibilities of Executive as acknowledged by
Section 1(b) and if as a result Executive resigns his employment with the Company, or (ii) the Company terminates Executive's employment with the Company under this Agreement without Good Cause (as defined in Section 8), or (iii) if Executive's employment terminates by reason of disability as provided for in
Section 6 hereof, Executive shall be entitled to receive and the Company shall pay to Executive the following:

         (a) SALARY. Executive's Base Compensation earned through the date of resignation or termination and a lump sum payment for any unused vacation shall be paid on or before the next regularly scheduled pay-date after the effective date of the resignation or termination.

         (b) SEVERANCE PAYMENT. A severance payment for a period of one year shall be paid in twelve (12) equal, consecutive monthly payments commencing on the first day of the month following such resignation or termination in the amount (net of any required withholdings and Disability payment offsets as provided in Section 6) equal to Executive's Base Compensation. In the event of Executive's death prior to the receipt of all twelve (12) payments, the payments shall continue to Executive's spouse. In the event of the spouse's death, the payments shall continue in accordance with the terms of Executive's Will, but in no event will more than a total of twelve (12) payments be made.

         (c) BENEFITS. Following any resignation or termination for which a payment under Section 7(b) is owing, Executive, or his spouse and eligible dependents in the event of Executive's death, shall continue to participate at the expense of the Company for a period of twelve (12) months following such resignation or termination in the same or comparable hospital, medical, accident, disability and life insurance benefits as he participated in immediately prior to resignation or termination of his employment unless by law, the terms of any


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                  insurance policy or the terms of the applicable benefit plans, continued coverage is not permitted; provided, however, that Executive, or his spouse and eligible dependents in the event of Executive's death, shall pay any employee cost associated with such benefits which would otherwise have been paid by Executive if he had continued his employment. To the extent that during Executive's employment, any such benefits were part of a program of benefits for Senior Level Executives of the Company, generally, then any subsequent modification, substitution, or termination of any such benefits, generally, shall also apply to Executive and to the benefits available to Executive pursuant to this Section 7(c).

         (d) EARLY CESSATION OF BENEFITS. All benefits (other than those with respect to which continuation is required by law) under
                  Section 7(c) above shall cease upon the death of Executive and his spouse.

         (e) INCENTIVE PLANS. An amount equal to a full year's participation in the short-term incentive bonus plan then in effect as provided for in Section 2 hereof shall be paid to Executive within the time period prescribed by such plan, (i.e. the Executive will be paid based upon actual results as if the Executive had been employed the full twelve months and had received the full twelve month Base Compensation). In addition, any payments due Executive under the incentive plans then in effect as provided for in Section 2 hereof (other than any short-term incentive bonus plans) in accordance with the terms of such plans shall be paid to Executive within the time period prescribed by such plans.

         (f) STOCK OPTIONS. To the extent that Executive shall have been entitled to do so at the termination of his employment, the Executive shall be entitled to exercise any and all stock options (the "Options") granted to Executive by the Company at any time within three (3) months after such termination, but not beyond the original term of the Option (the "Termination Period"). In the event that the agreement under which the Options were



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                  granted to Executive (the "Option Agreements") do not provide for such post termination exercise, the Company hereby agrees to amend the Option Agreements as of the date of termination in order to enable Executive to exercise Options as provided in this Section 7(f). If for any reason, the Company is unable to amend the Option Agreements as provided for in this Section 7(f), the Company shall, at the Executive's request at any time within the Termination Period, compensate Executive in an amount equal to the excess of the fair market value of the Common Stock purchasable under the Option as of the date of such request (as defined in the Option Agreement) over the exercise price of such Options.

         For purposes of this Section 7, the following procedure shall be used to determine whether the Company has failed to honor any of its obligations under this Agreement; (i) Executive shall submit a claim to the Company's Board of Directors specifically identifying the nature of the failure; (ii) within thirty (30) days of receipt of such claim, the Board of Directors shall determine whether they agree with Executive that a failure has occurred and shall communicate, in writing, their determination to Executive; and (iii) if Executive disagrees with the determination of the Board of Directors, Executive, within ten (10) days of Executives's receipt of such determination, may submit the claim to arbitration in accordance with the provisions of Section 16 of this Agreement, and such determination shall be final and binding upon the Company and Executive.

         SECTION 8 - TERMINATION FOR GOOD CAUSE. The Company shall have the right to terminate Executive's employment with the Company under this Agreement for Good Cause. As used in this Agreement, the term "Good Cause" shall mean:

         (a) personal dishonesty within the course of employment with the Company which evidences a want of integrity or is a breach of trust;

         (b) persistent failure to abide by reasonable rules and regulations governing the transaction of


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                  business of the Company as the Company's Board of Directors may from time to time adopt or approve;

         (c) persistent inattention to duties, or the commission of acts within employment with the Company amounting to gross negligence or willful misconduct; provided that for purposes of this Section 8(c), no act or failure to act, on Executive's part, will be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in furtherance of the Company's business.

         (d) misappropriation of funds or property of the Company or committing any fraud against the Company or against any other person or entity in the course of employment with the Company;

         (e) misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled;

         (f)      The indictment for the commission of a felony; or

         (g)      any material violation of the terms of this Agreement.

         Termination of employment of Executive pursuant to this Section 8 shall be made by delivery to Executive of a letter from the Board or Chairman of the Board generally setting forth a description of the particulars of the conduct which provides the basis for a termination of Executive for Good Cause. Within ten (10) business days of Executive's receipt of such letter, Executive shall be provided an opportunity, together with his counsel, to present and discuss the matter with the Board. Following such procedures, the Board may, by majority vote of the full Board terminate the employment of Executive for Good Cause.

         In the event that the Company shall terminate Executive's employment under this Agreement for Good Cause, the Company shall have no further obligation to Executive under this Agreement except to pay his Base Compensation and unused vacation earned through the date of termination, on or before the next


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regularly scheduled pay date after termination.

         SECTION 9 - VOLUNTARY TERMINATION OTHER THAN SECTION 7. Executive may voluntarily terminate his employment with the Company under this Agreement, other than as provided in Section 7 hereof, upon not less than ninety (90) days prior written notice to the Company. In the event that Executive terminates his employment pursuant to this Section 9, the Company shall have no further obligation to Executive under this Agreement except to pay his Base Compensation and unused vacation earned through the date of resignation.

         SECTION 10 - TERMINATION UPON DEATH. Executive's employment under this Agreement shall terminate upon the death of Executive. Upon such termination, Executive's designated beneficiary, or his personal representative shall receive the payments/benefits described below from the Company:

         (a) SALARY. Executive's Base Compensation earned through the date of termination and a lump sum payment for any unused vacation shall be paid on or before the next regularly scheduled pay date after termination.

         (b) BONUS. An amount equal to a full year's participation in the short-term incentive bonus plans then in effect as provided for in Section 2 hereof shall be paid within the time period prescribed by such plan.

         (c) BENEFITS. Benefits will continue for Executive's spouse and eligible dependents in accordance with Company policy and as required by law.

         (d) INCENTIVE PLANS. Any payments due Executive under the incentive plans then in effect as provided for in Section 2 hereof (other than any short-term bonus plans) in accordance with the terms of such plans shall be paid within the time period prescribed by such plan.



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         SECTION 11 - POST TERMINATION CONSULTING AND COOPERATION. For a period of six (6) months following the termination of Executive's employment under this Agreement, regardless of whether such termination is by Executive or by the Company or whether it is with or without Good Cause, Executive, at the sole discretion of the Company, shall provide the Company and its designated agents, advisors, and executives with such consultation as the Company may reasonably require up to a maximum of twenty (20) hours per week. However, Executive shall have no consulting obligation under this Section 11 if he resigns under circumstances which entitle him to payments under Section 7 hereof. Company shall pay Executive an hourly rate of one hundred three Dollars ($ 103.00) per hour and reimburse Executive for all reasonable expenses and out-of-pocket costs incurred in connection with fulfilling his obligations under this Section 11. The Company shall endeavor to schedule such consulting so that Executive's obligations under this Section 11 to assist Company shall not unreasonably interfere with Executive's business prospects or responsibilities to a new employer.

         SECTION 12 - BRE"CHES AND REMEDIES. Executive acknowledges and agrees that in the event that Executive violates the undertakings set forth in Section 4 or 5 hereof, other than in an immaterial fashion, the Company, in addition to any other rights or remedies to which it may be entitled under law or this Agreement, shall be entitled to enforce the provisions of Section 4 or 5 by injunction or other equitable relief.

         SECTION 13 - SEVERABILITY. The provisions contained in this Agreement are severable and in the event any provision shall be held to be invalid, unenforceable or overbroad, in whole or in part, by a court of competent jurisdiction, the remainder of such provision and of this Agreement shall not be affected thereby and shall be given full force and effect.

         SECTION 14 - NOTICES. Any notices, requests, demands, or other communications provided for


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by this Agreement shall be sufficient if made in writing delivered personally or if sent by registered or certified mail, return receipt requested.

         SECTION 15 - SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and to the benefit of Executive, his heirs and legal representatives, except that Executive's duties to perform future services are expressly agreed to be personal and not to be assignable or transferable.

         SECTION 16 - APPLICABLE LAW, ARBITRATION AND JURISDICTION. This Agreement shall be governed by and construed under the laws of the State of Ohio. The parties agree that any dispute arising out of this employment relationship except for disputes arising under Sections 4 and 5 of this Agreement shall be settled by arbitration conducted in accordance with the rules of conciliation and arbitration of the American Arbitration Association, such arbitration to be conducted in Cleveland, Ohio, or at such other location as the parties may agree. Costs of such arbitration i.e. arbitrator's fees and expenses shall be borne equally by Executive and the Company. Each party shall be responsible for its own attorneys fees and other expenses. With respect to disputes arising under Sections 4 and 5 of this Agreement, Executive and the Company consent and submit themselves to the jurisdiction of the courts of the State of Ohio.

         SECTION 17 - AMENDMENT. This Agreement may be amended only by a written document signed by both parties.

         SECTION 18 - NO WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party



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shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

         SECTION 19 - HEADINGS. The headings contained in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

         SECTION 20 - PRIOR AGREEMENTS. This Agreement supersedes in all respects all prior agreements between the parties, whether written or oral, regarding the subject matter hereof, including, but not limited to, the Original Employment Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                                     CORRPRO COMPANIES, INC.

                                            By:     /s/ Joseph W. Rog
                                                    ----------------------------

                                            Its:    President & CEO
                                                    ----------------------------
                                                              "COMPANY"

                                                    /s/ David H. Kroon
                                                    ----------------------------
                                                    David H. Kroon
                                                    ----------------------------
                                                              "EXECUTIVE"


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